Exhibit 99.1

Financial Results for the Year Ended December 31, 2024 (Unaudited)

February 14, 2025

Company Name:	Techpoint, Inc.
Listed Exchange:	Growth market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroshi Kondo, Vice President Corporate Marketing and
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	TBD
Expected Date of Annual Securities Report Filing:	March 5, 2025
Expected Start Date of Dividend Payment:	February 14, 2025
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.
Unaudited Financial Results for the Year Ended December 31, 2024 (January 1, 2024 to December 31, 2024)
(1)
Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2024	$70,613	7.6%	$19,077	5.8%	$22,172	10.1%	$19,181	7.7%	$20,554	7.2%
	¥11,169,564		¥3,017,600		¥3,507,167		¥3,034,051		¥3,251,232
2023	$65,645	0.9%	$18,025	(6.8)%	$20,137	2.8%	$17,809	0.8%	$19,182	(0.6)%
	¥10,383,726		¥2,851,195		¥3,185,271		¥2,817,028		¥3,034,209

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥158.18 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2024. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior period, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s comprehensive income for the year ended December 31, 2024 and 2023 was $19.2 million (¥3,031.4 million) and $18.0 million (¥2,843.1 million), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2024 was $20.7 million (¥3,268.6 million) based on the exclusion of stock-based compensation of $1.6 million (¥251.0 million). The Company’s non-GAAP net income for the year ended December 31, 2024 was $20.6 million (¥3,251.2 million) based on the exclusion of stock-based compensation of $1.6 million (¥251.0 million) and the related income tax impact based on a 13.49% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2023 was $19.6 million (¥3,096.7 million) based on the exclusion of stock-based compensation of $1.6 million (¥245.5 million). The Company’s non-GAAP net income for the year ended December 31, 2023 was $19.2 million (¥3,034.2 million) based on the exclusion of stock-based compensation of $1.6 million (¥245.5 million) and the related income tax impact based on a 11.56% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2024	$1.03	$1.01	$1.11	$1.09	24.6%	24.7%	27.0%
	¥163	¥160	¥176	¥172
2023	$0.97	$0.95	$1.05	$1.03	26.5%	25.7%	27.5%
	¥153	¥150	¥166	¥163
(2)
Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2024	$95,594	$83,645	$83,645	87.5%	$4.49
	¥15,121,059	¥13,230,966	¥13,230,966		¥710
2023	$83,807	$72,295	$72,295	86.3%	$3.93
	¥13,256,591	¥11,435,623	¥11,435,623		¥622
(3)
Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash provided by (Used in) Investing Activities	Net Cash Used in Financing Activities	Cash and Cash Equivalents
2024	$14,664	$48,831	$(9,346)	$67,820
	¥2,319,551	¥7,724,088	¥(1,478,350)	¥10,727,768
2023	$21,720	$(18,183)	$(9,258)	$13,671
	¥3,435,670	¥(2,876,187)	¥(1,464,431)	¥2,162,479

2.
Dividends

(Unit: $ or ¥, except for % data)

	Annual Dividend and Record Date							Ratio of Total Dividends
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year- End	Total	Total Dividends	Payout Ratio	to Net Assets
2023	$0.25	$0.25	$-	$-	$0.50	$9,137	51.0%	13.6%
	¥40	¥40	¥-	¥-	¥79	¥1,445,291
2024	$0.25	$0.25	$-	$-	$0.50	$9,230	48.5%	11.9%
	¥40	¥40	¥-	¥-	¥79	¥1,460,001
2025 (Forecast)	$0.25	$0.25	$-	$-	$0.50	$-
	¥40	¥40	¥-	¥-	¥79	¥-

3.
Notes

(1)
Changes in subsidiaries during the period: None
(2)
Changes in accounting policies
1.
Due to codification revisions: None
2.
Due to other reasons: None

(3)
Stock information:

	December 31, 2024	December 31, 2023
Common stock	18,618,356	18,395,682
Treasury stock	—	—
Weighted average shares outstanding used in computing basic net income per share	18,521,997	18,316,464

Audit Procedures:

This Tanshin is not in the scope of audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2025. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations, revenue and financial position, strategy and plans, the Company’s expectations for future operations and plans to declare dividends, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance, or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

Please refer to the Company’s website for details on its Investors Meetings for holders of the Company’s Japanese depositary shares (“JDSs”).

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥158.18 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2024. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan. The Company’s JDSs are traded on the Growth market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.
Management’s Discussion and Analysis

(1)
Comparison of the Year Ended December 31, 2024 and December 31, 2023

Revenue

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Automotive	$51,908	$45,169	$6,739	15%
Security surveillance	18,705	20,476	(1,771)	(9)%
Revenue	$70,613	$65,645	$4,968	8%

Revenue increased $5.0 million, or 8%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This was attributable to a $6.7 million increase in automotive market revenue as a result of an increase in the volume of shipments offset by a decrease in average selling price attributable to product mix. Security surveillance market revenue decreased by $1.8 million due to a decrease in the volume of shipments and a decrease in average selling prices attributable to product mix.

Product pricing increases or decreases in the Company’s target markets in response to increased or decreased manufacturing costs. Additionally, fluctuations in the Company’s overall average selling price are directly attributable to changes in product mix given the natural pricing variation of the products in the Company’s portfolio and customer base. When the product mix shifts towards higher priced products in the Company’s portfolio, the average selling price will be higher than when the product mix shifts towards lower price point products.

Revenue by geographic region

The table below sets forth the major components of revenues by the geographic region to which products were delivered as a percentage of total revenues for the year ended December 31, 2024 and 2023:

	Year Ended
	December 31,
	2024	2023
China	72%	74%
Taiwan	15	14
South Korea	8	9
Japan	2	2
Other	3	1
Total revenue	100%	100%

Cost of revenue and gross margin

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Cost of revenue	$32,635	$31,027	$1,608	5%
Gross margin	54%	53%

Cost of revenue increased $1.6 million, or 5%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. Gross margin increased to 54% for the year ended December 31, 2024 from 53% for the year ended December 31, 2023, due to changes in product mix, and average unit selling prices. The Company expects gross margins to fluctuate in future periods due to changes in product mix, average unit selling prices, manufacturing costs, adjustments to inventory, if any, and end market product demand.

Research and development expense

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Research and development	$8,452	$7,180	$1,272	18%

Research and development expense increased $1.3 million, or 18%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023, due to a $0.5 million increase in tape-out and design service cost, a $0.5 million increase in software cost, and a $0.3 million increase in personnel cost.

Selling, general and administrative expense

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Selling, general and administrative	$10,449	$9,413	$1,036	11%

Selling, general and administrative expenses increased by $1.0 million, or 11%, for the year ended 2024 as compared to the year ended December 31, 2023, due to a $0.6 million increase in professional service cost, a $0.3 million increase in personnel cost, and a $0.1 million increase in other general administrative expenses.

Other income – net

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Other income - net	$3,095	$2,112	$983	47%

Other income - net for the year ended December 31, 2024 increased by $1.0 million, or 47% as compared to the year ended December 31, 2023, primarily due to a $0.8 million increase in interest income, and a $0.1 million increase due to reimbursement of fixed asset purchased and depreciated previously.

Provision for income taxes

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Provision for income taxes	$2,991	$2,328	$663	28%

The provision for income taxes increased by $0.7 million, or 28%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily due to an increase in profit before taxes.

Net Income

	Year Ended December 31,		Change
	2024	2023	Amount	%
	(dollars in thousands)
Net income	$19,181	$17,809	$1,372	8%

As a result of the foregoing, net income increased by $1.4 million, or 8% for the year ended December 31, 2024 as compared to the year ended December 31, 2023.

(2)
Liquidity and Capital Resources

The Company's cash, cash equivalents and short-term investments as of December 31, 2024 were $72.3 million. The Company believes its existing cash, cash equivalents, short-term investments and the cash it expects to generate from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months.

Operating activities

The Company expects cash inflows from operating activities to be affected by fluctuations in sales. The Company’s primary uses of cash from operating activities have been for personnel costs and investments in research and development and sales and marketing.

During the year ended December 31, 2024, net cash provided by operating activities was $14.7 million, due to net income of $19.2 million, non-cash charges of $1.1 million, and net cash outflows from changes in operating assets and liabilities of $5.6 million.

Non-cash charges totaled $1.1 million, primarily consisting of stock-based compensation of $1.6 million, amortization of operating lease right-of-use assets of $0.7 million, and depreciation and amortization of $0.4 million, partially offset by accretion of premium on available-for-sale investments of $1.3 million, and increase in deferred tax assets of $0.2 million.

Net cash outflows from changes in operating assets and liabilities totaled $5.6 million, primarily consisting of a $4.8 million increase in inventory, net of valuation adjustment, as units manufactured during the period and on hand were more than product sales, a $0.5 million increase in accounts receivable, a $0.5 million decrease in other liabilities, and a $0.3 million increase in prepaid expenses. Outflows were partially offset by the inflow from a $0.4 million increase in customer deposit, and a $0.2 million increase in accounts payable.

Investing activities

During the year ended December 31, 2024, cash provided by investing activities was $48.8 million, primarily attributable to proceeds from maturity of debt securities, net of investments in debt securities.

Financing activities

During the year ended December 31, 2024,cash used in financing activities was approximately $9.3 million, primarily due to payment of dividends totaling $9.2 million in February and July of 2024.

(3)
Dividends

Dividend policy

The Company’s Board of Directors (the “Board”) has adopted a dividend policy to link dividend payments to business performance on an ongoing basis. The amount to be paid in future dividends will be reviewed by the Board, with an aggregate dividend target amount for each fiscal year equal to approximately 50% of the Company’s annual non-GAAP net income for the prior fiscal year. The Company anticipates making payment of future dividends in two installments following its December 31 year end. This policy can be modified or terminated at any time at the discretion of the Board, including the Board’s determination to cease paying dividends in the future. The payments will be made in accordance with and subject to the terms of the Trust Agreement dated August 31, 2017 between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd., which agreement governs the rights of JDS holders.

2025 dividend

On December 17, 2024, the Company announced a cash dividend of an aggregate of $0.50 per share for fiscal year 2025, payable in two equal installments of $0.25 per share. The first installment of the dividend has been accrued as of December 31, 2024 in the amount of $4.7 million and is payable to stockholders of record as of January 31, 2025. The payment date for the first installment on its shares of common stock (including common stock underlying its JDSs) will be on or around February 14, 2025. The second installment of the dividend is not accrued as of December 31, 2024 because it is anticipated to be paid in the third fiscal quarter of 2025 and the declaration of the second installment is subject to the Board approval and applicable law. The Board reserves the right to cancel dividend payments prior to the applicable payment date in its discretion. The Company intends to provide additional information about the second installment of the dividend in the second fiscal quarter of 2025. The timing for receipt of the dividend payments by individual holders of common stock and

JDSs will vary due to the payment process for JDS holders. The amount paid to JDS holders will be reduced by any applicable U.S. withholding income tax, and then converted into Japanese yen. Once the dividend is converted into Japanese yen, a distribution payment fee and any additional local taxes will be paid from the distribution amount. As a result, the net amount of the first dividend installment that is ultimately received by JDS holders will be less than $0.25 per JDS. The Company anticipates that JDS holders will receive the payment of the first installment of the fiscal year 2025 dividend in their accounts in late-March 2025.

2.
Accounting Policy Changes

None.

3.
Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)
Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2024		December 31, 2023
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$67,820	¥10,727,768	$13,671	¥2,162,479
Short-term investments	4,520	714,973	51,788	8,191,826
Accounts receivable	487	77,034	40	6,327
Inventory	14,242	2,252,799	9,518	1,505,557
Prepaid expenses and other current assets	1,314	207,849	939	148,531
Total current assets	88,383	13,980,423	75,956	12,014,720
Property and equipment, net	433	68,492	522	82,570
Deferred tax assets	3,809	602,508	3,620	572,612
Right-of-use assets	985	155,807	1,045	165,298
Goodwill	891	140,938	891	140,938
Intangible assets, net	927	146,633	1,036	163,874
Long-term investments	—	—	500	79,090
Other assets	166	26,258	237	37,489
Total assets	$95,594	¥15,121,059	$83,807	¥13,256,591
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,726	¥273,019	$1,707	¥270,013
Accrued liabilities	2,614	413,482	2,322	367,294
Customer deposits	1,828	289,153	1,448	229,045
Lease liabilities	654	103,450	497	78,615
Dividend payable	4,655	736,328	4,599	727,470
Total current liabilities	11,477	1,815,432	10,573	1,672,437
Other liabilities	472	74,661	939	148,531
Total liabilities	11,949	1,890,093	11,512	1,820,968
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value per share - 5,000,000 shares authorized as of December 31, 2024 and 2023; nil shares issued and outstanding as of December 31, 2024 and 2023.	—	—	—	—
Common stock, $0.0001 par value per share - 75,000,000 shares authorized as of December 31, 2024 and 2023; 18,618,356 and 18,395,682 shares issued and outstanding as of December 31, 2024 and 2023, respectively	2	316	2	316
Additional paid-in capital	28,948	4,578,995	27,477	4,346,312
Accumulated other comprehensive	1	158	18	2,847
Retained earnings	54,694	8,651,497	44,798	7,086,148
Total stockholders’ equity	83,645	13,230,966	72,295	11,435,623
Total liabilities and stockholders' equity	$95,594	¥15,121,059	$83,807	¥13,256,591

(2)
Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2024		Year Ended December 31, 2023
	$	¥	$	¥
Revenue	$70,613	¥11,169,564	$65,645	¥10,383,726
Cost of revenue	$32,635	5,162,204	31,027	4,907,851
Gross profit	37,978	6,007,360	34,618	5,475,875
Operating expenses
Research and development	8,452	1,336,937	7,180	1,135,732
Selling, general and administrative	10,449	1,652,823	9,413	1,488,948
Total operating expenses	18,901	2,989,760	16,593	2,624,680
Income from operations	19,077	3,017,600	18,025	2,851,195
Other income - net	3,095	489,567	2,112	334,076
Income before income taxes	22,172	3,507,167	20,137	3,185,271
Income taxes	2,991	473,116	2,328	368,243
Net income	$19,181	¥3,034,051	$17,809	¥2,817,028
Basic	$1.03	¥163	$0.97	¥153
Diluted	$1.01	¥160	$0.95	¥150
Weighted-average shares outstanding used in computing net income per share:
Basic	18,521,997		18,316,464
Diluted	18,928,648		18,657,220
Comprehensive income:
Net income	$19,181	¥3,034,051	$17,809	¥2,817,028
Other comprehensive (loss) income, net of tax:
Unrealized loss on available-for-sale debt securities, net of tax benefit (expense) of $5, and ($44) for years ended December 31, 2024 and 2023, respectively	(17)	(2,689)	165	26,099
Comprehensive income	$19,164	¥3,031,362	$17,974	¥2,843,127

(3)
Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balances as of December 31, 2022	18,198,737	$2	$26,046	$(147)	$36,175	$62,076
		¥316	¥4,119,957	¥(23,252)	¥5,722,162	¥9,819,183
Other comprehensive income - unrealized gain on available-for-sale Debt securities	—	$—	$—	$165	$—	$165
		¥—	¥—	¥26,099	¥—	¥26,099
Issuance of common stock upon exercise of stock options	33,540	$—	$45	$—	$—	$45
		¥—	¥7,118	¥—	¥—	¥7,118
Issuance of common stock upon vesting of restricted stock units	186,750	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(23,345)	$—	$(166)	$—	$—	$(166)
		¥—	¥(26,258)	¥—	¥—	¥(26,258)
Stock-based compensation	—	$—	$1,552	$—	$—	$1,552
		¥—	¥245,495	¥—	¥—	¥245,495
Cash dividends declared ($0.50 per share)	—	$—	$—	$—	$(9,186)	$(9,186)
		¥—	¥—	¥—	¥(1,453,042)	¥(1,453,042)
Net income	—	$—	$—	$—	$17,809	$17,809
		¥—	¥—	¥—	¥2,817,028	¥2,817,028
Balances as of December 31, 2023	18,395,682	$2	$27,477	$18	$44,798	$72,295
		¥316	¥4,346,312	¥2,847	¥7,086,148	¥11,435,623
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(17)	$—	$(17)
		¥—	¥—	¥(2,689)	¥—	¥(2,689)
Issuance of common stock upon exercise of stock options	41,300	$—	$111	$—	$—	$111
		¥—	¥17,558	¥—	¥—	¥17,558
Issuance of common stock upon vesting of restricted stock units	208,137	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(26,763)	$—	$(227)	$—	$—	$(227)
		¥—	¥(35,907)	¥—	¥—	¥(35,907)
Stock-based compensation	—	$—	$1,587	$—	$—	$1,587
		¥—	¥251,032	¥—	¥—	¥251,032
Cash dividends declared ($0.50 per share)	—	$—	$—	$—	$(9,285)	$(9,285)
		¥—	¥—	¥—	¥(1,468,702)	¥(1,468,702)
Net income	—	$—	$—	$—	$19,181	$19,181
		¥—	¥—	¥—	¥3,034,051	¥3,034,051
Balances as of December 31, 2024	18,618,356	$2	$28,948	$1	$54,694	$83,645
		¥316	¥4,578,995	¥158	¥8,651,497	¥13,230,966

(4)
Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2024		Year Ended December 31, 2023
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$19,181	¥3,034,051	$17,809	¥2,817,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	352	55,679	419	66,277
Stock-based compensation	1,587	251,032	1,552	245,495
Accretion of premium on available-for-sale investments	(1,280)	(202,470)	(761)	(120,375)
Gain on disposal of fixed assets	(132)	(20,880)	—	—
Inventory valuation adjustment	50	7,909	863	136,509
Deferred income taxes	(152)	(24,043)	(1,399)	(221,293)
Noncash lease expense	711	112,466	752	118,951
Other	(69)	(10,914)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(447)	(70,707)	84	13,287
Inventory	(4,774)	(755,152)	3,330	526,739
Prepaid expenses and other current assets	(325)	(51,410)	(423)	(66,910)
Other assets	71	11,231	(50)	(7,909)
Accounts payable	209	33,060	(348)	(55,047)
Accrued expenses	(8)	(1,265)	771	121,957
Customer deposits	380	60,108	(97)	(15,343)
Lease liabilities	(184)	(29,105)	(1,017)	(160,868)
Other liabilities	(506)	(80,039)	235	37,172
Net cash provided by operating activities	14,664	2,319,551	21,720	3,435,670
Cash Flows From Investing Activities
Purchase of property and equipment	(213)	(33,692)	(311)	(49,194)
Acquisition of business and intangible assets	—	—	(1,700)	(268,906)
Purchase of debt securities	(30,772)	(4,867,515)	(47,939)	(7,582,991)
Proceeds from maturities of debt securities	79,816	12,625,295	31,767	5,024,904
Net cash provided by (used in) investing activities	48,831	7,724,088	(18,183)	(2,876,187)
Cash Flows From Financing Activities
Payment of dividends	(9,230)	(1,460,001)	(9,137)	(1,445,291)
Net proceeds from exercise of stock options	111	17,558	45	7,118
Payment for shares withheld for tax withholdings on vesting of restricted stock units	(227)	(35,907)	(166)	(26,258)
Net cash used in financing activities	(9,346)	(1,478,350)	(9,258)	(1,464,431)
Net decrease in cash and cash equivalents	54,149	8,565,289	(5,721)	(904,948)
Cash and cash equivalents at beginning of period	13,671	2,162,479	19,392	3,067,427
Cash and cash equivalents at end of period	$67,820	¥10,727,768	$13,671	¥2,162,479
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$3,763	¥595,231	$3,410	¥539,394
Supplemental Disclosure of Noncash Investing and Financing Information
Right-of-use assets obtained in exchange for lease liabilities	$651	¥102,975	$814	¥128,759
Cash dividend declared but not yet paid	$4,655	¥736,328	$4,599	¥727,470
Indemnification obligation for acquisition of business and intangible assets	$—	¥—	$300	¥47,454
Vendor credit received when disposal of fixed asset	$58	¥9,174	$—	¥—

(5) Notes to Consolidated Financial Statements

Going concern

Not applicable.

Basis of consolidation and accounting standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2024	2023
China	$51,255	$49,060
Taiwan	10,793	9,034
South Korea	5,321	5,614
Japan	1,275	1,193
Other	1,969	744
Total revenue	$70,613	$65,645

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2024	2023
Automotive	$51,908	$45,169
Security surveillance	18,705	20,476
Total revenue	$70,613	$65,645

Net income per share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2024	2023
Numerator:
Basic and diluted:
Net income	$19,181	$17,809
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share	18,521,997	18,316,464
Diluted shares:
Effect of potentially dilutive securities:
Stock options and restricted stock units	406,651	340,756
Weighted-average shares used in computing diluted net income per share	18,928,648	18,657,220
Net income per share:
Basic	$1.03	$0.97
Diluted	$1.01	$0.95
Non-GAAP net income (1):
Non-GAAP net income	$20,554	$19,182
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share	18,521,997	18,316,464
Non-GAAP net income per share:
Non-GAAP Basic	$1.11	$1.05

(1)
Please refer to “Consolidated Operating Results” under “Unaudited Financial Results for the Year Ended December 31, 2024 (January 1, 2024 to December 31, 2024)” for further non-GAAP information.

Subsequent events

Merger Agreement

On January 15, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ASMedia Technology Inc., a Taiwanese corporation (“Parent”), and Apex Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent.

The Board unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and the Company’s stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement and recommended that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.